Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports 26% increase in net income

LANSING, Mich., Dec. 18, 2014 — Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the second quarter of fiscal 2015, which ended Nov. 30, increased 26% to $7,806,000, when compared to the prior year’s $6,207,000. Earnings per share in the current quarter were $0.21, compared to $0.17 a year ago. Current year-to-date net income was $16,689,000, or $0.45 per share, compared to $14,045,000, or $0.38 per share, for the same period a year ago.

Revenues for the second quarter of fiscal 2015 increased 15% to $68,455,000, from the previous year’s second quarter revenues of $59,599,000. This increase was aided in part by recent acquisitions completed by the company. The quarterly revenue and net income results represent second quarter records for the 32-year-old company. Year to date, FY 2015 revenues increased 15% to $136,054,000 from FY 2014’s $118,147,000.

“Our second quarter shows Neogen’s growth strategy continues to provide solid results,” said James Herbert, Neogen’s chief executive officer and chairman. “Today, we are reporting strong second quarter revenue and net income increases, as we expand our core business and efficiently integrate recent acquisitions. Continuing to effectively utilize this combination of growth strategies expands our future growth opportunities in our diverse global markets.”

The second quarter was the 91st of the past 96 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last nine years.

Neogen’s gross margin was 50.0% in its current second quarter, compared to 49.5% for FY 2014’s second quarter. This increase was largely the result of favorable product mix shifts and improved efficiencies within the company’s Animal Safety segment. Operating income increased 33% in the quarter compared to the prior year, primarily driven by the increased revenues and improved gross margins. Additionally, operating expense growth was less than the rate of revenue growth. Administrative expense declined during the quarter due in part to lower legal expenses. Operating income as a percentage of sales increased to 18.8% in the current quarter, as compared to 16.3% in the second quarter of the company’s 2014 fiscal year.

“Reporting a second quarter net income increase in excess of our double-digit revenue increase points to improved efficiencies within our diverse operations,” said Steve Quinlan, Neogen’s chief financial officer. “With respect to the balance sheet, we were also able to decrease our inventory levels compared to the first quarter of the current fiscal year, as we work through the inventories acquired in our recent acquisitions. Our strong cash position and no debt give us great flexibility to continue to invest in our businesses going forward.”

Revenues for the company’s Food Safety segment rose 16% during the second quarter, compared to the prior year, aided in part by the Oct. 1, 2014 BioLumix acquisition. Sales from the company’s Scotland-based European subsidiary increased 20% in the current quarter, as it continued to show strong results in a number of food safety diagnostic product lines, such as allergens and mycotoxins, and genomic testing services in Europe.

Sales of Neogen’s innovative rapid tests for food allergens continued their strong advance, improving approximately 11% in the current quarter compared to the prior year’s second quarter. This performance was in part the result of rapidly accelerating consumer demand for gluten-free products, combined with Neogen’s industry-leading simple and accurate testing products to detect gluten in food and environmental samples. Sales of the company’s gluten detection products have also been augmented by the recent setting of global food industry standards by which a company is entitled to declare its products as gluten-free.

Sales of Neogen’s general microbiology products increased 36% in current quarter compared to the prior year, in part due to the BioLumix acquisition. Neogen will integrate the similar BioLumix and Soleris test systems, building upon the strengths of each. The systems offer significant advantages over traditional culture methods to detect the presence of spoilage organisms, such as yeast and mold.

Current year second quarter revenue increases of 14% for the company’s Animal Safety segment were aided by the November 2013 acquisition of Prima Tech (veterinary instruments) and January 2014 acquisition of Chem-Tech (agricultural insecticides). The sales performance of the Prima Tech product line in its first year of Neogen ownership led to an additional earn-out payment to Prima Tech’s former owners, which is reflected as “Other” expense in the following summarized operating data. The Prima Tech product line is used by farmers, ranchers, and veterinarians to inject animals, provide topical applications, and to use for oral administration.

Second quarter growth included a strong revenue increase from GeneSeek, the company’s Nebraska-based genomics service laboratory. This increase was due in large part to the increased operational capacity gained by a move into larger and upgraded facilities in May 2014. In the second quarter of the current fiscal year, GeneSeek processed over 25% more genomic samples than the second quarter of the prior year, and is on pace to well exceed the 1 million samples processed in Neogen’s 2014 fiscal year. GeneSeek’s revenue increase in the current quarter is also due to increasing acceptance and use of its new genomic profiling products, particularly in bovine testing, a steady increase in the companion animal business, and growth in international markets, especially Europe and Brazil.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2014	2013	2014	2013
Revenue
Food Safety	$32,955	$28,399	$63,918	$58,398
Animal Safety	35,500	31,200	72,136	59,749

Total revenue	68,455	59,599	136,054	118,147
Cost of sales	34,247	30,108	67,770	58,292

Gross margin	34,208	29,491	68,284	59,855
Operating expenses
Sales & marketing	12,743	11,219	24,963	21,543
Administrative	6,094	6,280	12,107	11,815
Research & development	2,474	2,303	4,878	4,390

Total operating expenses	21,311	19,802	41,948	37,748

Operating income	12,897	9,689	26,336	22,107
Other income (expense)	(471)	39	(201)	(483)

Income before tax	12,426	9,728	26,135	21,624
Income tax	4,600	3,500	9,400	7,700

Net income	$7,826	$6,228	$16,735	$13,924
Net loss (income) attributable
to non-controlling interest	$(20)	$(21)	$(46)	$121

Net income attributable to Neogen Corp	$7,806	$6,207	$16,689	$14,045
Net income attributable to Neogen Corp per diluted share	$0.21	$0.17	$0.45	$0.38
Other information:
Shares to calculate per share	37,379	37,374	37,331	37,241
Depreciation & amortization	$2,657	$2,185	$5,171	$4,214
Interest income	47	28	92	59
Gross margin (% of sales)	50.0%	49.5%	50.2%	50.7%
Operating income (% of sales)	18.8%	16.3%	19.4%	18.7%
Revenue increase vs. FY 2014	14.9%		15.2%
Net income vs. FY 2014	25.8%		18.8%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30	May 31
	2014	2014
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$94,305	$76,496
Accounts receivable	52,107	51,901
Inventory	53,497	51,178
Other current assets	5,841	9,171

Total current assets	205,750	188,746
Property & equipment, net	43,106	41,949
Goodwill & other assets	117,061	114,606

Total assets	$365,917	$345,301
Liabilities & Equity
Current liabilities	$24,114	$24,967
Long-term debt	—	—
Other long-term liabilities	15,011	14,034
Equity: Shares outstanding 36,958 in Nov. & 36,732 in May	326,792	306,300

Total liabilities & equity	$365,917	$345,301

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